Exhibit 99.1

Heron Therapeutics Reports Financial Results for the Three and Six Months Ended June 30, 2017 and
Recent Corporate Progress

-Strong SUSTOL Sales; Guidance Increased for 2017-

SAN DIEGO, Calif. – (BUSINESS WIRE) – August 9, 2017 – Heron Therapeutics, Inc. (Nasdaq: HRTX) (the Company or Heron), a commercial-stage biotechnology company focused on developing novel, best-in-class treatments to address some of the most important unmet patient needs, today reported financial results for the three and six months ended June 30, 2017 and highlighted recent corporate progress.

Recent Corporate Progress

Pain Franchise

Initiation of Phase 3 Program for HTX-011 in Postoperative Pain Following Successful End-of-Phase 2 Meeting with FDA. Heron reached a general agreement with the U.S. Food and Drug Administration (FDA) on the design and key elements for HTX-011’s Phase 3 program that will be required to support a New Drug Application (NDA). The program includes two pivotal Phase 3 efficacy studies in bunionectomy and hernia repair and an approximately 200-patient Phase 3 safety and pharmacokinetics study to meet the target patient numbers established by the FDA and to provide further evidence of the broad utility of HTX-011 across multiple surgical models. Importantly, the FDA noted that, beyond the agreed-upon Phase 3 studies, no additional clinical work is needed to meet the “Combination Rule” for fixed-dose combination products. The Phase 3 program is designed to achieve a broad indication for the reduction in postoperative pain for 72 hours and reduce the need for opioid analgesic medications following surgery. Heron recently initiated patient enrollment in its Phase 3 program and anticipates completing the Phase 3 program in the first half of 2018. Heron expects to file an NDA in 2018.

Hired Key Talent. Anita Gupta, D.O., Pharm.D. joined Heron as Senior Vice President, Medical Strategy and Government Affairs and will be a key team member providing medical and regulatory input, and working with governmental agencies to support the use of opioid alternatives for postoperative pain. Dr. Gupta has led influential research, advocacy, community and healthcare policy efforts in pain medicine, anesthesiology and opioid prevention. Dr. Gupta is a board-certified anesthesiologist and internationally recognized pain specialist. She recently served as a member of the FDA’s Anesthetic and Analgesic Drug Products Advisory Committee and is a fellow at Princeton University at the Woodrow Wilson School.

CINV Franchise

SUSTOL® Sales Increase. Net product sales of SUSTOL (granisetron) extended-release injection for the three months ended June 30, 2017 were $8.5 million, compared to $3.6 million for the three months ended March 31, 2017.

SUSTOL Guidance Increased. Based on results for the first half of 2017, Heron has increased its full year 2017 net product sales of SUSTOL guidance to a range of $25 to $30 million.

CINVANTI™ (HTX-019) FDA Action Date in Q4 2017. The FDA set a Prescription Drug User Fee Act (PDUFA) goal date of November 12, 2017 for a decision on the Company’s NDA for CINVANTI.

“The first half of 2017 has been very exciting for Heron with the submission of the CINVANTI NDA, a successful End-of-Phase 2 meeting for HTX-011, and the excellent growth in net product sales of SUSTOL,” said Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “We have made important progress in the launch of SUSTOL and plan to build upon our success with the anticipated approval of CINVANTI by year-end 2017, which would add a second, complementary commercial product.”

Financial Results

Net product sales of SUSTOL for the three months ended June 30, 2017 were $8.5 million, which represents 134% sequential quarter-over-quarter growth, compared to the $3.6 million of net product sales of SUSTOL for the three months ended March 31, 2017. Net product sales of SUSTOL for the six months ended June 30, 2017 were $12.1 million.

Heron’s net loss for the three and six months ended June 30, 2017 was $42.8 million and $93.1 million, or $0.80 per share and $1.79 per share, respectively, compared to a net loss of $43.2 million and $76.7 million, or $1.17 per share and $2.09 per share, respectively, for the same periods in 2016. Net loss for the three and six months ended June 30, 2017, included non-cash, stock-based compensation expense of $8.2 million and $16.2 million, respectively, compared to $5.8 million and $11.2 million, respectively, for the same periods in 2016.

Heron’s net cash used for operating activities for the three months ended June 30, 2017 was $32.0 million, compared to $50.6 million for the three months ended March 31, 2017, a decrease of $18.6 million quarter-over-quarter. Net cash used in operating activities for the six months ended June 30, 2017 was $82.6 million, compared to $59.5 million for the same period in 2016. During the three months ended June 30, 2017, Heron repaid $25.0 million in principal on its outstanding secured promissory note payable.

Heron believes that its cash, cash equivalents and short-term investments of $109.3 million and accounts receivable of $18.6 million at June 30, 2017, along with collections from SUSTOL sales after June 30, 2017, provides the Company with funding sufficient to complete the HTX-011 pivotal Phase 3 efficacy studies in the first half of 2018.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments that address some of the most important unmet patient needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those associated with: our capital position and the sufficiency of our capital to fund our operations in future periods, the market opportunity for SUSTOL, whether the FDA approves the CINVANTI NDA as submitted, the timing of completion and results of the Phase 3 program for HTX-011, the timing of the NDA filing for HTX-011, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2017	2016	2017	2016

Revenues:
Net product sales	$8,510	$—	$12,142	$—
Operating expenses:
Cost of product sales	1,013	—	2,199	—
Research and development	28,597	27,286	61,981	43,378
General and administrative	6,185	4,774	12,927	10,141
Sales and marketing	14,770	11,006	26,389	22,859

Total operating expenses	50,565	43,066	103,496	76,378

Loss from operations	(42,055)	(43,066)	(91,354)	(76,378)
Interest expense, net	(744)	(160)	(1,774)	(293)

Net loss	$(42,799)	$(43,226)	$(93,128)	$(76,671)

Basic and diluted net loss per share	$(0.80)	$(1.17)	$(1.79)	$(2.09)

Shares used in computing basic and diluted net loss per share	53,791	37,048	52,170	36,639

HERON THERAPEUTICS, INC.

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)
Cash, cash equivalents and short-term investments	$109,263	$51,138
Accounts receivable, net	18,616	1,960
Total assets	142,370	67,482
Promissory note payable	25,000	50,000
Total stockholders’ equity (deficit)	$69,075	$(21,251)

Investor Relations and Media Contact:

David Szekeres
Senior VP, General Counsel, Business Development and Corporate Secretary
dszekeres@herontx.com
858-251-4447